UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-193977

UNDER
THE SECURITIES ACT OF 1933

SIZMEK INC.
(Exact name of registrant as specified in its charter)

Delaware	37-1744624
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

500 W. 5th Street, Suite 900 Austin, Texas	78701
(Address of Principal Executive Offices)	(Zip Code)

SIZMEK INC. 2014 INCENTIVE AWARD PLAN
(Full title of the plans)

Neil H. Nguyen
Chief Executive Officer and President
Sizmek Inc.
500 W. 5th Street, Suite 900
Austin, Texas 78701
(Name and address of agent for service)

(512) 469-5900
(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey B. Golden
Joshua M. Zachariah
Kirkland & Ellis LLP
555 California Street
San Francisco, CA 94104
(415) 439-1400

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the registration statement on Form S-8 (Registration No. 333-193977) previously filed by Sizmek Inc., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) on February 14, 2014 (the “Registration Statement”), pertaining to the registration of 4,500,000 shares of common stock, par value $0.001 per share, of the Company (the “Shares”) under the Sizmek Inc. 2014 Incentive Award Plan.

On August 3, 2016, the Company entered into an Agreement and Plan of Merger with Solomon Holding, LLC, a Delaware limited liability company (“Parent”), and Solomon Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Purchaser”), providing for, among other things, the merger of Purchaser with and into the Company with the Company becoming a wholly owned subsidiary of Parent (the “Merger”) pursuant to Section 251(h) of the Delaware General Corporation Law. The Merger became effective at 8:05 a.m., New York City Time, on September 27, 2016, pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its Shares pursuant to its existing Registration Statement under the Securities Act of 1933, as amended. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any Shares which remain unsold at the termination of the offering, the Company hereby removes from registration all Shares registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on September 28, 2016.

Sizmek Inc.

By:	/s/ Neil H. Nguyen
Name:	Neil H. Nguyen
Title:	Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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